Exhibit 99.2

May 2, 2016

Symmetry Surgical Inc. to be acquired by RoundTable Healthcare Partners for $13.10 per share in cash

Investor Questions and Answers

1.	Was this a competitive situation with multiple offers? Did any strategic buyers make a bid or look at the deal? Yes, this was a competitive situation and the company received multiple offers. A range of buyers considered the opportunity.

2.	Did you proactively solicit offers or were you approached? The process began when the company was approached by prospective buyers.

3.	How did you determine the valuation? How does this valuation compare to other recent transactions in your space? The valuation was determined through a competitive bidding process. The sale of Symmetry to RoundTable is expected to provide shareholders with immediate and substantial cash value, as well as a compelling premium.

4.	Did you get a fairness opinion on the transaction? Yes, from Stifel.

5.	Can you entertain other offers before the transaction closes? The merger agreement has a customary no-shop clause.

6.	Is there a break-up fee associated with the transaction if another bidder emerges? Yes, there is a customary break-up fee.

7.	Is the transaction subject to HSR review? The transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

8.	Are there any financing conditions for the deal? RoundTable has committed equity and debt financing and there are no financing conditions in the merger agreement.

9.	How much does the board and management represent in terms of ownership? Information about the directors and executive officers of the company and their ownership of company common stock is set forth in the company’s annual report on Form 10-K, which was filed with the Securities and Exchange Commission (“SEC”) on March 1, 2016, and in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 14, 2016.

10.	Can you walk me through the key events that need to occur between now and closing for the deal to be completed? The transaction is subject to customary closing conditions, including approval by Symmetry’s shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The company will prepare a proxy statement to be filed with the Securities and Exchange Commission (“SEC”). Following any review by the SEC, a definitive proxy statement will be mailed to shareholders of Symmetry.

11.	What do you view as the potential risks to closing? The transaction is subject to customary closing conditions, including approval by Symmetry’s shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. RoundTable has committed financing and the Merger Agreement has no financing conditions. In connection with the transaction, the company will prepare a proxy statement to be filed with the Securities and Exchange Commission (“SEC”). Following any review by the SEC, a definitive proxy statement will be mailed to shareholders of Symmetry.

12.	When will the deal close? The transaction is expected to close in the late second or early third calendar quarter of 2016.

13.	Why are you suspending guidance – were you not tracking to your ranges or is it purely because of the transaction? Due to the anticipated closing of the acquisition, we are suspending financial guidance and are not commenting further.

14.	What was first quarter growth excluding acquisitions? Full first quarter results will be released on Thursday, May 5th at 07:00 EST.

15.	Was there any change in your ability to complete transactions that contributed to the desire to sell? We were fully focused and engaged with our stand-alone strategy for growth when this unsolicited opportunity arose. The sale of Symmetry to RoundTable will provide our shareholders with immediate and substantial cash value, as well as a compelling premium, and the Board has unanimously agreed that this transaction is in the best interests of all our stakeholders and recommends its approval.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  Forward-looking statements in this communication include, but are not limited to, statements about the benefits and effects of the transaction, the expected timing of the completion of the transaction, the amounts to be received by shareholders.  Each forward-looking statement contained in this communication is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, among others, uncertainties as to the timing of the transaction; uncertainties as to whether Symmetry shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or the terms of such approval; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the parties’ control; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on Symmetry’s business relationships with third parties; transaction costs; and the risks identified under the heading “Risk Factors” in Symmetry’s Annual Report on Form 10-K, filed with the SEC on March 1, 2016, as well as Symmetry’s subsequent Current Reports on Form 8-K and other information filed by the Company with the SEC. Symmetry cautions investors not to place considerable reliance on the forward-looking statements contained in this communication.  You are encouraged to read Symmetry’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this communication speak only as of the date of this communication, and Symmetry undertakes no obligation to update or revise any of these statements.  Symmetry’s business is subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

IMPORTANT ADDITIONAL INFORMATION ABOUT THIS TRANSACTION AND WHERE TO FIND IT

In connection with the proposed merger, the Company plans to file with the SEC a proxy statement and other documents. The Company will make the proxy statement available to its shareholders. Investors are urged to read the proxy statement and other materials filed with the SEC when they become available, because they will contain important information about the Company and the proposed transaction. The definitive proxy statement and other documents filed by the Company with the SEC will be available free of charge at the SEC’s website (www.sec.gov) and from the Company. Requests for copies of the proxy statement and other documents filed by the Company with the SEC may be made by contacting Zack Kubow by phone at (646) 536-7020 or by email at zbukow@theruthgroup.com.

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2016, which was filed with the SEC on March 1, 2016 and in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 14, 2016. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and other persons related to the Company may have direct or indirect interests in the transaction due to securities holdings, vesting of equity awards and the terms of their employment arrangements with the Company. Additional information regarding the participants in the solicitation of the Company’s shareholders will be included in the proxy statement.